Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brushy Resources, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-185122 and No. 333-212285) on Form S-8 of Lilis Energy, Inc. of our report dated April 15, 2015, with respect to the consolidated balance sheet of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of December 31, 2014, and the related consolidated statement of operations, changes in stockholders’ equity, cash flows for the year then ended, which report appears in this Form 8-K/A of Lilis Energy, Inc.

/s/ KPMG LLP

Dallas, Texas
September 8, 2016